77.C) Matters submitted to a vote of security holders.

FIRST FUNDS
SPECIAL MEETING OF SHAREHOLDERS
mmmm d, yyyy
A special meeting of the shareholders of the Bond Portfolio was held on June 26, 2003, for the purpose

Proposal	Shares Voted FOR Proposal	Shares Voted AGAINST Proposal	Shares ABSTAINED from Voting
1.ááááá To elect a Board of Trustees
a.ááááááá John A. Decell	386,064,491.406	0.000	5,816,105.752
b.ááááááá Larry W. Papasan	386,182,521.166	0.000	5,698,075.992
c.ááááááá Richard C. Rantzow	386,101,759.166	0.000	5,778,837.992
d.ááááááá George P. Lewis	386,204,588.621	0.000	5,676,008.537
e.ááááááá Charles Burkett	386,297,201.145	0.000	5,583,396.013

Proposal	Shares Voted FOR Proposal	Shares Voted AGAINST Proposal	Shares ABSTAINED from Voting
2.ááááá To approve an amended and restated Declaration of Trust for First Funds; with respect to the following:
a.ááááááá Reorganization	382,805,727.951	4,183,132.610	4,891,736.597
b.ááááááá Future Amendments	382,865,507.793	3,888,524.122	5,126,565.243
c.ááááááá Redemptions of First Funds' shares	382,620,270.002	4,181,102.450	5,079,224.706
d.ááááááá Custodians	382,839,711.488	4,206,903.976	4,833,981.694
e.ááááááá Advisory Agreements	381,074,011.143	5,567,889.994	5,238,696.021
f.áááááááá Termination or Reclassification of the Trust or a Fund	381,791,043.039	4,646,757.670	5,442,796.449
g.ááááááá Other Changes

Proposal	Shares Voted FOR Proposal	Shares Voted AGAINST Proposal	Shares ABSTAINED from Voting
3.ááááá To approve an amendment to the fundamental investment policies and the redesignation of certain fundamental policies to non-fundamental policies for the Growth and Income Portfolio	31,267,077.305	174,442.579	172,054.016

Proposal	Shares Voted FOR Proposal	Shares Voted AGAINST Proposal	Shares ABSTAINED from Voting
4.ááááá To approve an amendment to the Distribution Plans for each class of a portfolio which has a Distribution Plan
a.ááááááá Capital Appreciation - Class B	Adjourned to 8/1/03
b.ááááááá Cash Reserve Portfolio - Class B	Permanently Adjourned
c.ááááááá Growth and Income Portfolio - Class B	Adjourned to 8/1/03
d.ááááááá Intermediate Bond Portfolio - Class B	39,846.683	0.000	506.000
e.ááááááá Tennessee Tax-Free Portfolio - Class B	185,514.000	0.000	0.000
f.áááááááá Bond Portfolio - Class C	63,415.227	11,959.030	2,442.682
g.ááááááá Municipal Money Market Portfolio - Class C	11,800,349.390	1,506,283.980	107.570
h.ááááááá Capital Appreciation Portfolio - Class C	32,485.022	1,493.000	828.936
i.áááááááá Cash Reserve Portfolio - Class C	Adjourned to 8/1/03
j.áááááááá Growth and Income Portfolio - Class C	Adjourned to 8/1/03
k.ááááááá Intermediate Bond Portfolio - Class C	133,911.065	5,462.367	2,409.080
l.áááááááá Tennessee Tax-Free Portfolio - Class C	399,193.953	6,444.255	22,813.739
m.ááááá U.S. Government Money Market Portfolio - Class C	3,886,237.740	38,895.480	181,411.430

Proposal	Shares Voted FOR Proposal	Shares Voted AGAINST Proposal	Shares ABSTAINED from Voting
5.ááááá To approve Distribution Plans for Class I and Class A of each portfolio
a.ááááááá Bond Portfolio - Class I	23,213,800.556	0.000	0.000
b.ááááááá Municipal Money Market Portfolio - Class I	46,788,258.700	0.000	115,644.670
c.ááááááá Capital Appreciation Portfolio - Class I	5,351,093.854	0.000	0.000
d.ááááááá Cash Reserve Portfolio - Class I	45,820,020.190	36,878.430	0.000
e.ááááááá Growth and Income Portfolio - Class I	28,324,020.830	63,143.445	0.000
f.áááááááá Intermediate Bond Portfolio - Class I	17,943,297.518	0.000	0.000
g.ááááááá Tennessee Tax-Free Portfolio - Class I	13,940,740.667	0.000	0.000
h.ááááááá U.S. Government Money Market Portfolio - Class I	109,591,354.890	0.000	0.000
i.áááááááá Bond Portfolio - Class A	Adjourned to 8/1/03
j.áááááááá Capital Appreciation Portfolio - Class A	Adjourned to 8/1/03
k.ááááááá Growth and Income Portfolio - Class A	Adjourned to 8/1/03
l.áááááááá Intermediate Bond Portfolio - Class A	Adjourned to 8/1/03
m.ááááá Tennessee Tax-Free Portfolio - Class A	477,273.996	11,947.919	5,021.709